Exhibit T3A.11

CERTIFICATE OF FORMATION

OF

TIDEWATER CORPORATE SERVICES, L.L.C.

1.	The name of the limited liability company is Tidewater Corporate Services, L.L.C.

2.	The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Tidewater Corporate Services, L.L.C. this 7 day of February 2011.

By:	/s/ D. Clayton Cambre
D. Clayton Cambre - Organizer